UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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CANO HEALTH, INC.
(Name of Registrant as Specified In Its Charter)

ITC Rumba, LLC EGGE, LLC EG Advisors, LLC Jaws Equity Owner 146, LLC Elliot Cooperstone Lewis Gold Barry S. Sternlicht
(Name of Persons(s) Filing Proxy Statement, if other than the Registrant)

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Elliot Cooperstone, Lewis Gold and Barry S. Sternlicht, together with the other participants named herein (collectively, the “Former Directors Group”), have filed a definitive proxy statement and accompanying GREEN proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to WITHHOLD with respect to the election of certain directors, Dr. Alan Muney and Ms. Kim M. Rivera, of Cano Health, Inc., a Delaware corporation (the “Company”), at the Company’s 2023 annual meeting of stockholders (the “Annual Meeting”).

Item 1: On May 30, 2023, the Former Directors Group issued an Investor Presentation titled “The Urgent Need for Changes in Leadership and Strategy at Cano Health”, a copy of which is attached hereto as Exhibit 1 and incorporated herein by reference.

Item 2: Also on May 30, 2023, the Former Directors Group issued the following press release:

Concerned Shareholders of Cano Health Issue Presentation to Underscore the Urgent Need for Changes in Leadership and Strategy Following Massive Value Destruction at the Company

Details the Ways in Which Dr. Alan Muney, Chair of the Compensation Committee, and Kim Rivera, Chair of the Nominating and Corporate Governance Committee, Have Failed Stockholders

Urges Stockholders to Help Initiate a Turnaround by WITHHOLDING Support for Dr. Muney and Ms. Rivera – the Only Directors Standing for Re-Election at the Annual Meeting

Reiterates Parties are Awaiting a Resolution of Litigation to Compel the Company to Reopen Window for Nominating Director Candidates and Making Proposals

NEW YORK & MIAMI--(BUSINESS WIRE)--Elliot Cooperstone, Lewis Gold and Barry Sternlicht (collectively with certain of their affiliates, the “Group,” “us” or “we”), who recently resigned as members of the Board of Directors (the “Board”) of Cano Health, Inc. (“Cano” or the “Company”) (NYSE: CANO), today announced that they have issued a presentation that outlines the urgent case for changes in leadership and strategy at the Company. The Group, which holds an approximately 35% equity stake in Cano, is soliciting WITHHOLD votes against the two members of the Board up for re-election at the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) on June 15, 2023: Dr. Alan Muney, Chair of Cano’s Compensation Committee, and Kim Rivera, Chair of Cano’s Nominating and Corporate Governance Committee. Dr. Muney and Ms. Rivera are also members of Cano’s Audit Committee. The Group believes stockholders can take the first step toward turning around Cano by voting WITHHOLD on Proposal 1 (Election of Dr. Muney and Ms. Rivera) on any proxy card received (GREEN or WHITE).

DOWNLOAD AND READ THE GROUP’S PRESENTATION BY CLICKING HERE.

As a reminder, the Group has also submitted a notice to Cano to nominate two highly qualified, independent candidates – Joseph Berardo, Jr. and Guy P. Sansone – for election to the Board at the Annual Meeting. Messrs. Berardo and Sansone possess significant healthcare services experience as well as backgrounds in corporate governance, capital allocation, transactions and strategic planning. The Group also submitted a business proposal to give stockholders the opportunity to vote on the removal of Dr. Marlow Hernandez, the Company’s Chief Executive Officer, from the Board for cause at the Annual Meeting.

Stockholders’ ability to vote on the election of the Group’s director candidates and its other proposal at the Annual Meeting is dependent on the success of its previously disclosed action in the Delaware Court of Chancery. The action seeks to compel Cano to reopen the window for nominating director candidates and making proposals under the Company’s Bylaws at the upcoming Annual Meeting. A ruling is expected in early June.

Contacts

Investors:

HKL & Co., LLC
Peter Harkins, Jr. / Jordan Kovler
Toll-Free: (800) 326-5997
CANO@hklco.com

Media:

Longacre Square Partners
Charlotte Kiaie / Greg Marose, 646-386-0091
ckiaie@longacresquare.com / gmarose@longacresquare.com

Item 3: Also on May 30, 2023, the Former Directors Group posted the Investor Presentation and the following materials to www.savecano.com: